THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE AVAILABILITY OF WHICH EXEMPTION MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.  THE TRANSFER OF THIS INSTRUMENT IS RESTRICTED AS DESCRIBED HEREIN.

___________, 2011

ENERPULSE, INC.

WARRANT

This Warrant is issued, for value received, to ___________________________________ (the “Investor” or the “Holder”), by Enerpulse, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to the Holder of certain shares of Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) pursuant to that certain Series C Preferred Stock Purchase Agreement dated April __, 2011 (the “Purchase Agreement”).

1.           Purchase of Shares.         Subject to the terms and conditions of this Warrant, the Holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company may notify the Holder hereof in writing), to purchase from the Company up to _________{insert number equal to 50% of the Shares being purchased under the Purchase Agreement} fully paid and nonassessable shares of Series C Preferred Stock (the “Warrant Stock”). The number of shares of Warrant Stock are subject to adjustment as provided in Section 7 hereof.

2.           Exercise Price. The purchase price for each share of Warrant Stock purchased subject to this Warrant (the “Exercise Price”) shall initially be $0.763476; provided that if neither of the Adjustment Criteria (as defined below) have been satisfied by January 1, 2012 then, effective on the Determination Date (as defined below) the Exercise Price shall be reduced to $0.01; and provided further that if one, but not both, of the Adjustment Criteria have been satisfied by January 1, 2012 then, effective on the Determination Date the Exercise Price shall be reduced to $0.318115. The Exercise Price is subject to further adjustment as provided in Section 7 hereof. The two Adjustment Criteria are: (i) the Company has rolled-out its spark plugs for retail sales to at least 3,500 “Big Box” retail outlet stores during calendar year 2011; and (ii) during calendar year 2011 the Company has entered into at least one (1) written, definitive and binding collaborative agreement with a third party original equipment manufacturer (an “OEM”) pursuant to which such OEM has agreed to test the Company’s spark plugs for certification in such OEM’s platform. Determination as to whether either or both of such Adjustment Criteria have been met will be made by the Board of Directors, in good faith, not later than January 15, 2012 (the “Determination Date”).

3.           Exercise Right. This Warrant shall immediately vest and will be exercisable, in whole or in part, at any time and from time to time to and including 11:59 p.m., California time, on December 31, 2016; provided that if this Warrant has not been exercised in full prior to such time, then notwithstanding the foregoing this Warrant shall be automatically exercised effective as of 11:59 p.m., California time, on December 31, 2016 pursuant to the exercise provisions set forth in Section 4(e) hereof without surrender of the Warrant or a properly endorsed subscription notice.

4.           Method of Exercise; Expenses.

(a)          While this Warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, and from time to time, the purchase rights evidenced hereby. Such exercise will be effected by:

(i)          the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary of the Company at its principal offices; and

(ii)         the payment to the Company in cash or check of an amount equal to the aggregate Exercise Price for the number of shares of Warrant Stock being purchased.

(b)          The Company will pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and the Warrant Stock.

(c)          Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant will have been surrendered to the Company as provided in Section 4(a). At such time, the person or persons in whose name or names any certificates for the shares of Warrant Stock will be issuable upon such exercise will be deemed to have become the Holder or holders of record of the Warrant Stock represented by such certificates.

(d)          If this Warrant is exercised in part only, the Company shall, if this Warrant is surrendered for cancellation, execute and deliver a new Warrant of the same tenor evidencing the right of the Holder to purchase the balance of the Warrant Stock purchasable hereunder upon the same terms and conditions as herein set forth.

(e)          Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Warrant Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Warrant Stock equal to the value (as determined below) of this Warrant (or the portion hereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed subscription notice and notice of such election in which event the Company shall issue to the Holder a number of shares of Warrant Stock computed using the following formula:

X = Y(A-B)

         A

Where	X = the number of shares of Warrant Stock to be issued to the Holder;

Y =	the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the number of shares of Warrant Stock purchasable in respect of the portion hereof being canceled (at the date of such calculation);

A =	the fair market value of one share of the Warrant Stock (at the date of such calculation); and

B =	the Exercise Price (as adjusted to the date of such calculation).

For purposes of the above calculation, fair market value of one share of Warrant Stock shall be determined in good faith by a committee of independent individuals (who may or may not be directors) unanimously approved by the Company’s Board of Directors; provided, however, that if a public market for the common stock exists at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the common stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the common stock or the closing price quoted on the NASDAQ National Market System or on any exchange on which the common stock is listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the five trading days prior to the date of determination of fair market value.

5.          Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Warrant Stock so purchased will be issued as soon as practicable thereafter, and in any event within ten (10) business days of the delivery of the subscription notice.

6.          Valid Issuance of Shares. The Company covenants that: (i) it will at all times keep reserved for issuance upon exercise hereof such number of shares of Warrant Stock as will be issuable upon such exercise, and (ii) the shares of Warrant Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and preemptive or similar rights with respect to the issuance thereof.

7.          Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)          Merger, Sale of Assets, etc. If at any time while this Warrant or any portion hereof is outstanding and unexpired, there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity or a merger (including a reverse triangular merger) in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 7. The foregoing provisions of this Section 7(a) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other entity that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interest of Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(b)          Reclassification, etc. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 7.

(c)          Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant or any portion hereof remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased, and the number of shares of such securities for which this Warrant may be exercised shall be proportionately increased, in the case of a split or subdivision, or the Exercise Price for such securities shall be proportionately increased and the number of shares of such securities for which this Warrant may be exercised shall be proportionately decreased, in the case of a combination.

(d)          Adjustments for Dividends in Stock or Other Securities or Property. If at any time while this Warrant or any portion hereof remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7.

(e)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of Holder, furnish or cause to be furnished to Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

(f)          No Impairment. The Company shall not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

8.          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company will make a cash payment therefor on the basis of the Exercise Price then in effect.

9.          No Stockholder Rights. Prior to exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the shares of Warrant Stock, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, or be notified of stockholder meetings.

10.        Transferability. Subject to compliance with applicable federal and state securities laws and the Stockholders Agreement (as such term is defined in the Purchase Agreement), this Warrant and all rights hereunder are transferable in whole or in part by the Holder of this Warrant. In the event of a partial transfer, the Company will issue to the new Holders one or more appropriate new warrants.

11.        Successors and Assigns. The terms and provisions of this Warrant will inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and permitted assigns.

12.        Amendments and Waivers. Any waiver or amendment of any term of this Warrant must be in writing signed by the Holder and by the Company and will be binding upon any subsequent holder of this Warrant.

13.        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address set forth on the books of the Company or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

14.         Governing Law. This Warrant will be governed by the laws of the State of Delaware (without giving effect to the conflict of law principles thereof).

15.         Disputes.

(a)          Arbitration. Except as otherwise provided in Section 15(b), any dispute, claim, question, or disagreement involving the interpretation or enforcement of any provision of this Warrant or breach hereof or otherwise arising under or in connection with this Warrant shall be submitted to binding arbitration in Costa Mesa, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect. There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney licensed to practice law in the State of California for at least ten (10) years. The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value, and are instructed to exercise that authority consistently with reasonably expediting the proceeding. The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief. The award of the arbitrators may be entered and enforced in any court of competent jurisdiction. In all cases where there is a dispute over the fair market value of the Company or the value of any securities thereof or over the Exercise Price, the arbitration shall be conducted as a “baseball style” arbitration where each party or side will submit one and only one proposed value to the arbitrators and the arbitrators shall then be instructed and shall determine that the value is exactly equal to one of the proposed valuations.

(b)          Injunctive Relief. The parties agree that damages cannot reasonably compensate the parties in the event of a violation of the covenants and restrictions in this Warrant and that it may be difficult to ascertain the damages which would be suffered by the parties in such cases. By reason thereof, the parties hereby agree injunctive relief is essential for the protection of the parties. The parties hereby agree and consent that, in the event of any such actual or threatened breach or violation, any party may obtain injunctive relief in order to prevent the potential or continuing violation of the terms of this Warrant from any court of competent jurisdiction located in the State of California or the State of Arizona; provided, however, that any determination of fair market value of the Company or the value of any securities thereof shall be made by binding arbitration in accordance with the provisions of Section 15(a), and such arbitration may proceed concurrently with any action for injunctive relief. Any such injunction shall be available upon the posting of a bond in the amount of Five Thousand Dollars ($5,000), and the parties hereby consent to the issuance of any such injunction upon the posting of such bond. The award of permanent or temporary injunctive relief shall in no way limit any other remedies to which a party may be entitled as a result of any such breach.

(c)          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS WARRANT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(d)          Attorneys’ Fees. The arbitrators may award to the substantially prevailing party in their discretion attorneys’ fees and all other fees, costs, and expenses of enforcing any right of such substantially prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants.

[SIGNATURES ON FOLLOWING PAGE]

COMPANY:

Enerpulse, Inc.

By:
Name:
Its:

HOLDER:

[name of holder; signature block]

SUBSCRIPTION

Enerpulse, Inc.

Attention: Corporate Secretary

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to purchase, pursuant to the provisions of the attached Warrant, _______ shares of _______________________ Stock of Enerpulse, Inc., a Delaware corporation (or such other securities issuable hereunder). The undersigned hereby represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

Payment of the exercise price per share required under such Warrant accompanies this Subscription.

WARRANT HOLDER:

[____________________________]

Date:	By: ____________________________________
Name: __________________________________
Title: ___________________________________